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                                   EXHIBIT 6.6

                                OPTION AGREEMENT



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                                OPTION AGREEMENT

        THIS OPTION AGREEMENT (the "Agreement") is dated as of September 6, 2000, by and between Hispanic Express, Inc., a Delaware corporation ("Hispanic Express") and Banner Central Finance Company, a Delaware corporation ("Banner Central Finance").

        WHEREAS, CFAC has adopted a Plan of Complete Dissolution, Liquidation and Distribution (the "Plan of Liquidation") pursuant to which CFAC will completely liquidate and dissolve;

        WHEREAS, pursuant to the Plan of Liquidation, CFAC will distribute for the benefit of its stockholders all of the issued and outstanding shares of Hispanic Express and Banner Central Finance, which are CFAC's wholly-owned first tier subsidiaries; and

        WHEREAS, concurrently herewith, CFAC, Hispanic Express and Banner Central Finance have entered into various additional agreements for the purpose of defining the ongoing relationship among the parties following the liquidation of CFAC.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the parties agree as follows:

        1. Option. Hispanic Express hereby grants Banner Central Finance the option ("Option") to purchase, from time to time and at anytime during the term of this Agreement, any mortgages which Banner Central Finance has sold or will sell to Hispanic Express.

        2. Exercise Price. The exercise price for the mortgages shall be equal to the book value of the mortgages as reflected on Hispanic Express's balance sheet at the time the Option is exercised.

        3. Payment of Exercise Price. The payment of exercise price is payable at Banner Central Finance's option in cash or in the form of a 3-year promissory note, bearing monthly interest at the prime rate of Union Bank of California, N.A., calculated at the beginning of each month on any portion of the note that is outstanding.

        4. Covenants of Hispanic Express and Banner Central Finance. From the date first set forth above, up to, and including, the expiration or earlier termination of this Agreement, Hispanic Express will not, without Banner Central Finance's prior written consent sell, offer or agree to sell, grant any option for the sale of or otherwise dispose of any mortgages sold by Banner Central Finance to Hispanic Express.

        5. Term. The term of this Agreement shall commence on the date first set forth above and expire on the second anniversary thereof.

        6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned or delegated by any party without the consent of the other parties.


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        7. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the appropriate party at 5480 East Ferguson Drive, Commerce, California, 90022, attention: Secretary, or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answer-back is received.

        8. Governing Law. This Agreement shall be governed by the laws of the State of California without giving effect to the principles of conflicts of law.

        9. Entire Agreement. This Agreement sets forth the entire agreement among the parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except in writing duly executed by all of the parties. No waiver of any provision or breach of this Agreement shall be effective unless such waiver is in writing and signed by the party against which enforcement of such waiver is sought. A waiver by any party of any breach or violation of this Agreement shall not be deemed or construed as a waiver of any subsequent breach or violation thereof.

        10. Severability. Should any part, term or condition hereof be declared illegal or unenforceable or in conflict with any other law, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby, and the illegal or unenforceable portions of the Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact.

        11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        12. Headings. Section headings are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.


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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        HISPANIC EXPRESS, INC.




                                        By:  /s/ Gary M. Cypres
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                                             Gary M. Cypres,
                                             Chief Executive Officer, President
                                             and Secretary

                                        BANNER CENTRAL FINANCE COMPANY




                                        By:  /s/ Gary M. Cypres
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                                             Gary M. Cypres,
                                             Chief Executive Officer, Chief
                                             Financial Officer and Secretary


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